Exhibit 99.1

ENERGY TRANSFER PARTNERS AND REGENCY ENERGY PARTNERS ANNOUNCE COMPLETION OF FRACTIONATOR I AT MONT BELVIEU
Fractionator to Handle NGLs Delivered From Partnerships’ Recently Completed Facilities in Permian and Eagle Ford Regions

DALLAS, December 31, 2012 -- Energy Transfer Partners, L.P. (NYSE:ETP) and Regency Energy Partners LP (NYSE:RGP) announced today that Lone Star Fractionator I, located at Mont Belvieu, Texas is now in service.   The 100,000 barrels per day natural gas liquids (NGL) fractionation facility owned by Lone Star NGL LLC, a joint venture between the two partnerships, will handle NGL barrels delivered from several sources, including Lone Star’s recently completed West Texas Gateway NGL pipeline, via ETP’s Justice NGL Pipeline.

Fractionator I is the first of two fractionators, both 100,000 barrels per day of capacity, that Lone Star is placing in service to meet the critical NGL fractionation needs due to prolific NGL production in the Permian and Eagle Ford regions.  Fractionator II is scheduled to be completed in the fourth quarter of 2013.   Additionally, Lone Star continues to evaluate additional fractionation expansion opportunities in Mont Belvieu.

"The startup of Lone Star NGL’s first Mont Belvieu Fractionator completes our Texas NGL value chain,” said Steve Spaulding, Executive Vice President of Lone Star NGL. “We can now provide producers raw make gathering from far west Texas, fractionation services at Mont Belvieu, NGL storage, and purity NGL product distribution to the refineries and petrochemical facilities along the Houston Ship Channel.”

ETP also announced today that its Karnes County Processing Plant (also referred to as the Kenedy Plant), is in service. This plant, which provides 200 million cubic feet per day of capacity, and Phase I of the Jackson Plant, which will provide an additional 400 million cubic feet per day of capacity upon completion in the first quarter of 2013, are an integral part of Eagle Ford Shale projects coming on line in the next several months that will provide significant cash flow to the partnership.

Lone Star NGL LLC (Lone Star), a joint venture between Energy Transfer Partners, L.P. (NYSE:ETP) and Regency Energy Partners LP (NYSE:RGP), owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana, and Mississippi. Lone Star's assets include approximately 1,640 miles of natural gas liquids pipelines and 43 million barrels of storage capacity at Mont Belvieu, Texas. ETP owns and operates a diversified portfolio of energy assets, including approximately 24,000 miles of natural gas pipelines and related facilities that gather, treat, process, transport and store natural gas. RGP provides midstream natural gas and natural gas liquids gathering and processing, contract compression, treating and transportation through more than 5,250 miles of gas gathering pipelines and related facilities. Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of both ETP and RGP.

Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States.  ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities.  ETP also owns general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets.  ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi.  In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc.  ETP’s general partner is owned by ETE.  For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Regency Energy Partners LP (NYSE:RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids.  RGP also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE).  For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond managements' control. An extensive list of factors that can affect future results are discussed in ETP's and RGP's Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP and RGP undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Energy Transfer Partners, L.P. website at www.energytransfer.com or on the Regency Energy Partners LP website at www.regencyenergy.com.

Investor Relations:
Energy Transfer
Brent Ratliff
Vice President, Investor Relations
214-981-0700

Regency Energy Partners
Lyndsay Hannah
Manager, Finance & Investor Relations
214-840-5477

Media Relations:
Vicki Granado
Granado Communications Group
Office: 214-599-8785
Cell: 214-498-9272